Exhibit 10.3

REVLON AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION PLAN
(as amended and restated as of March 24, 2016)

-Section 1.	Purpose. The purpose of this Amended and Restated Revlon Executive Incentive Compensation Plan is to provide an annual cash incentive program and a long-term cash incentive program intended to:
•	attract, retain and incentivize eligible executives and other employees necessary to operate the Company;
•	incentivize Plan participants to achieve objectives which are tied to the achievement of the Company's business plan and strategy, to enhance shareholder value;
•	reflect the Company's commitment to pay for performance; and
•	in the case of Covered Employees, be directly related to the Company's performance results and be contingent upon the achievement of certain corporate goals during any Annual Award Performance Period or Long-Term Award Performance Period, as the case may be, for which the Plan is intended to satisfy the requirements of Section 162(m).
Section 2.	Definitions. The following terms, as used in this Plan, have the following meanings:
"Annual Award" means an incentive compensation award payable to a Participant pursuant to Section 5 of this Plan, which is contingent upon the attainment of certain Performance Factors with respect to a designated Annual Award Performance Period.
"Annual Award Performance Period" means the calendar year or any other period the Committee may determine covering an Annual Award, provided, however, that an Annual Award Performance Period for a Participant who becomes employed by the Company during an on-going Annual Award Performance Period may be a shorter period that commences with such employee's date of commencement of employment.
"Award" means an Annual Award and/or a Long-Term Award payable to a Participant under this Plan, as the case may be.
"Board" means Revlon, Inc.'s Board of Directors.
"Business Unit" means a Group or Division, product line or any combination thereof.
"Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
"Committee" means the Compensation Committee of the Board, or such other committee or sub-committee as may be appointed by either the Board or the Compensation Committee of the Board to administer this Plan in accordance with Section 3 of this Plan, provided however, that, in respect of the administration of any Award that is intended to satisfy Section 162(m), such administration may be done by a sub-committee or sub-group of at least two directors, each of whom shall be an "outside director" within the meaning of Section 162(m).
"Company" means Revlon Consumer Products Corporation, a Delaware corporation, and its participating affiliates.
"Covered Employee" has the meaning set forth in Section 162(m)(3) of the Code.
"Disability" means permanent disability, as determined pursuant to the Company's long-term disability plans or policies in effect at the time of such disability and applicable to a Participant.
"Division" means any of the Company's business units that may be designated as a division for purposes of this Plan from time to time.

"Eligible Employee" means (A) for Annual Award eligibility, (i) an employee of the Company whose position is classified under the Company's exempt salary program in salary grades 9 and above (or the equivalent of such grades) and who does not participate in the Company's sales incentive plan, (ii) a regional or country general manager and any other key executive of the Company's operations outside the United States who does not participate in a local incentive plan, and/or (iii) such other key employees of the Company as the Committee may designate from time to time, and (B) for Long-Term Award eligibility, such key employees of the Company as the Committee may designate from time to time.
"Group" means a major business unit of the Company reporting directly to the Company level.
"Long-Term Award" means an incentive compensation award payable to a Participant pursuant to Section 6 of this Plan, which is contingent upon the attainment of certain Performance Factors with respect to a designated Long-Term Award Performance Period.
"Long-Term Award Performance Period" means the calendar year or any other period the Committee may determine covering a Long-Term Award, provided, however, that a Long-Term Award Performance Period for a Participant who becomes employed by the Company during an on-going Long-Term Award Performance Period may be a shorter period that commences with such employee's date of commencement of employment.
"Participant" means, with respect to any respective Performance Period, each Eligible Employee who receives (or is eligible to receive) an Annual Award or a Long-Term Award in accordance with Section 4 of this Plan.
"Performance Factors" means the criteria and objectives determined by the Committee, which must be met during a Performance Period as a condition of payment to a Participant of an Annual Award or a Long-Term Award, as the case may be. Performance Factors may include any or all of the following, or any combination thereof:
(a) stock price;
(b) fair market value;
(c) book value;
(d) third party appraised value;
(e) market share;
(f)  total shareholder return;
(g) earnings per share;
(h) cash flow, including, without limitation, cash flow from operations and/or free cash flow;
(i)  return on equity, assets, capital or investment;
(j)  net income;
(k) operating profit or income;
(l)  operating income before restructuring charges, plus depreciation and amortization other than relating to early extinguishment of debt and debt issuance costs;
(m)gross or net sales;
(n) expense targets;
(o) working capital targets, including, without limitation, those relating to inventory, accounts receivable and/or capital and display spending;
(p)operating margin;

(q) productivity improvement;
(r)  cost, expense or debt reduction;
(s) gross margin;
(t) earnings before all or any of interest, taxes, depreciation and/or amortization ("EBIT", "EBITA," "EBITDA" or as may otherwise be adjusted by the Company);
(u) revenue;
(v) unit sales;
(w)earnings from continuing operations;
(x)  asset management (e.g., inventory and receivable levels);
(y) planning accuracy (as measured by comparing planned results to actual results);
(z) customer satisfaction based on market share or other relevant factors;
(aa)implementation or completion of critical projects or processes, including, without limitation, growing consumption of the Company's products, enhancing new product development, enhancing demand, supply and financial business planning processes, completing asset dispositions, engaging in capital markets transactions to refinance all or a portion of the Company's indebtedness, reducing interest expense or otherwise strengthening the Company's balance sheet, reducing Selling, General and Administrative expenses, ensuring Company products are in stock at retail, consolidating plants, and improving employee satisfaction surveys with quantifiable results; and
(bb)management of employees, including training, development and succession planning processes based on achievement of determinable results from such activities and processes.
Performance Factors may relate to the performance of the Company, a Subsidiary or any portion of a Business Unit, and may be expressed on an aggregate, per share (outstanding or fully diluted), per unit or other basis. The Committee, in its sole discretion, may determine to express Performance Factors, among other methods, in terms of attaining a specified level of a particular criteria, attainment of a percentage increase or decrease in a particular criteria, or as applied to the performance of the Company, a Subsidiary or a Business Unit, relative to a market index, a group of other companies (or their subsidiaries, business units or product lines) or a combination thereof, or otherwise.
Subject to final review and approval by the Committee, Performance Factors (other than with respect to Covered Employees during any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m)) may also be developed by each Company Department Head and approved by the Company's President and Chief Executive Officer and the Company's senior-most Human Resources officer. In addition, Performance Factors (other than with respect to Covered Employees during any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m)) may be based on personal performance objectives that are specific to each individual and that are based upon, among other things, contribution to specific projects and/or overall performance, as measured under the Company's performance evaluation process as in effect from time to time. Personal performance objectives may be developed by each Participant's Department Head, approved by the Company's senior-most Human Resources officer (or his designee) and reviewed with the Participant.

Performance Factors may include:
(i)	a threshold level of performance below which no payment shall be made;
(ii)	levels of performance below the target level but above the threshold level at which specified percentages of the Award shall be paid;
(iii)	a target level of performance at which the full Award shall be paid;
(iv)	levels of performance above the target level but below the maximum level at which specified multiples of the Award shall be paid; or
(v)	a maximum level of performance above which no additional payment shall be made.
Performance Factors may also specify that payments for levels of performance between specified levels will be interpolated.
The Committee (subject to its power to delegate pursuant to Section 3(c) of the Plan) shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved, provided, however, that the Committee shall have the authority to make appropriate adjustments in Performance Factors under an Award to reflect the impact of "extraordinary items" not reflected when such goals were established. For purposes of this Plan, "extraordinary items" means:
(1)	any profit or loss attributable to acquisitions or dispositions of stock or assets;
(2)	any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board, or adopted by the Company or its Subsidiaries after the goal is established;
(3)	all items of gain, loss or expense related to the Company's restructuring charges;
(4)	all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of assets;
(5)	all items of gain, loss or expense related to discontinued operations;
(6)	the impact of capital expenditures;
(7)	the impact of share repurchases and other changes in the number of outstanding shares;
(8)	the impact of foreign exchange rates;
(9)	all items of gain, loss or expense related to changes in customer business models, to the extent permissible under Section 162(m);
(10)	such other items as may be prescribed by Section 162(m); and
(11)	such other items required by applicable law, regulation or rule.
"Performance Period" means an Annual Award Performance Period and/or a Long-Term Award Performance Period under this Plan, as the case may be.
"Plan" means this Revlon Amended and Restated Executive Incentive Compensation Plan (as in effect from time to time).
"Retirement" means the voluntary termination of a Participant's employment on or after the later of the date the Participant attains age 62 or the fifth anniversary of the date such Participant commenced employment with the Company.
"Section 162(m)" means Code section 162(m) and the Treasury regulations, notices and rulings thereunder.
"Section 409A" means Code section 409A and the Treasury regulations, notices and rulings thereunder.
"Subsidiary" means any company, partnership, limited liability company, business or entity (other than the Company) of which at least 50% of the combined voting power of its voting securities is, or the operations and management are, directly or indirectly controlled by the Company.

Section 3.     Administration
(a)	In General. The Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion (but subject to and not inconsistent with the terms of this Plan), to administer this Plan and to exercise all powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan. The Committee's authority includes, without limitation, the authority to:
(i)    grant Awards;
(ii)	determine the Participants to whom and the time or times at which Awards shall be granted from the group of Eligible Employees;
(iii)	determine the amount of Awards, which may be stated in dollars or, provided a maximum Award amount is specified, as a percentage of base salary or otherwise;
(iv)	determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award;
(v)	determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered;
(vi)	make adjustments in the Performance Factors in recognition of "extraordinary items" (as defined above);
(vii)	construe and interpret this Plan and any Award;
(viii)	prescribe, amend and rescind rules and regulations relating to this Plan; and
(ix)	make all other determinations deemed necessary or advisable for the administration of this Plan.
(b)	Committee Members. The Committee shall consist of two or more persons. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).
(c)	Delegation. Except with respect to Covered Employees during any Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m), or as otherwise required for compliance with other applicable law or applicable exchange listing requirements, the Committee may delegate any or all of its authority under this Plan to any employee or committee of employees of the Company, including but not limited to, the Chief Executive Officer. Any such delegate shall have all of the rights, obligations, discretion and protection otherwise applicable to the Committee under this Plan.
Section 4.	Eligibility. The Committee shall designate the Participants. In determining Participants and the Performance Factors relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant while accomplishing the purposes of this Plan. Unless the Committee otherwise determines and except as provided in Sections 5(e), (f) or (g) and Sections 6(e), (f) or (g) of this Plan, no person may participate in the Plan or receive any Award under this Plan unless he or she is actively employed as of the date of payment of an Award and shall have signed and shall be in full compliance with (A) the Company's Employee Agreement as to Confidentiality and Non-Competition and the Company's Code of Conduct and Business Ethics (as each may be amended from time to time by the Company) and (B) to the extent applicable, any applicable employment agreement.
Section 5.     Annual Award Program.
(a)	-In General. Not later than 90 days after the beginning of an Annual Award Performance Period (or, if earlier, on or prior to the date on which 25% of such Annual Award Performance Period has elapsed) or such shorter period, if any, as may be required by applicable law, including Section 162(m), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Annual Award Performance Period and the Performance Factors applicable to each Annual Award for each Participant with respect to such Annual Award Performance Period; provided, however, that with respect to any Participants who are not Covered Employees or for any Annual Award Performance Period for which the Plan is not intended to satisfy the requirements of Section 162(m), the Committee shall make such written specification either within 90 days after the beginning of such Annual Award Performance Period or as soon as practicable thereafter. Annual Awards, including the terms and conditions of such Annual Awards, shall be communicated to Participants in such form as the Committee from time to time approves. Unless otherwise provided by the Committee in connection with specified terminations of employment, or except as set forth below in this Section 5, payment in respect of Annual Awards shall be made only to the extent that the Committee determines that the Performance Factors with respect to the Annual Award Performance Period have been attained.

(b)	Special Provisions Regarding Annual Awards. Notwithstanding anything to the contrary contained in this Plan, in no event shall payment in respect of Annual Awards granted to any Participant attributable to any single calendar year (including, without limitation, as a portion of the applicable Annual Award Performance Period) exceed $5 million. The Committee may, in its sole discretion, decrease the amount of an Annual Award payable upon attainment of specified Performance Factors, but in no event may the Committee increase the amount of an Annual Award payable upon attainment of specified Performance Factors to a Covered Employee in respect of any Annual Award Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m).
(c)	Time and Form of Payment of Annual Awards - In General. Except as may otherwise be provided or permissible to satisfy the requirements of the Code or other applicable laws, all payments in respect of Annual Awards for an Annual Award Performance Period shall be made, in cash, by the 15th day of the third month following the end of the Annual Award Performance Period.
(d)	Payment of Annual Awards to Covered Employees. In addition to the provisions set forth in subsection 5(c) above, in the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Factors have been certified by the Committee.
(e)	Payment of Annual Awards to Actively Employed Employees. Unless otherwise provided by the Committee, and except as provided in the following sentence, a Participant must be actively employed by the Company as of the date of payment of an Annual Award in order to be eligible to receive payment in respect of such Annual Award. With respect to any Participant whose employment is terminated at any time prior to the expiration of an Annual Award Performance Period or thereafter but prior to the date of payment (if any) for such Annual Award Performance Period as a result of death, Disability, Retirement, or by the Company for a reason other than that which would disqualify such Participant from eligibility to receive separation pay under the Revlon Executive Severance Pay Plan as in effect on the date of this Plan, the Committee may (but has no obligation to), in its sole discretion, determine to provide such Participant payment under his or her Annual Award for such Annual Award Performance Period at the time payment is made to other Participants in respect of such Annual Award Performance Period (which payment may be prorated, if the Committee so provides, based on the number of days such Participant was employed during such Annual Award Performance Period, or as the Committee otherwise determines is appropriate).
(f)	Payment of Annual Awards to Transferred Employees; Change of Assignment. If a Participant has a change of assignment or transfer during an Annual Award Performance Period, the Committee may, in its sole discretion, determine that such Participant's Annual Award be calculated for each position on a pro-rated basis. Similarly, the Committee may, in its sole discretion, determine that an Eligible Employee who is newly hired or who becomes eligible to join this Plan after the start of the Annual Award Performance Period, shall be eligible for a pro-rated Annual Award based on the percentage of the Annual Award Performance Period actually worked while a Participant.
(g)	Payment of Annual Awards - Leaves of Absence. If a Participant takes an approved leave of absence of more than three months during all or part of an Annual Award Performance Period, the Committee may, in its sole discretion, determine that such Participant shall be eligible for a pro-rated Annual Award based on the percentage of the Annual Award Performance Period that such Participant was actively employed.

-Section 6. Long-Term Award Program.
(a)	-In General. Not later than 90 days after the beginning of a Long-Term Award Performance Period or such period, if any, as may be required by Section 162(m), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Long-Term Award Performance Period and the Performance Factors applicable to each Long-Term Award for each Participant with respect to such Long-Term Award Performance Period; provided, however, that with respect to any Participants who are not Covered Employees or for any Long-Term Award Performance Period for which the Plan is not intended to satisfy the requirements of Section 162(m), the Committee shall make such written specification either within 90 days after the beginning of such Long-Term Award Performance Period or as soon as practicable thereafter. Long-Term Awards, including the terms and conditions of such Long-Term Awards, shall be communicated to Participants in such form as the Committee from time to time approves. Unless otherwise provided by the Committee in connection with specified terminations of employment, or except as set forth below in this Section 6, payment in respect of Long-Term Awards shall be made only to the extent that the Committee determines that the Performance Factors with respect to the Long-Term Award Performance Period (and any portion thereof, as applicable) have been attained.
(b)	Special Provisions Regarding Long-Term Awards. Notwithstanding anything to the contrary contained in this Plan, in no event shall payment in respect of Long-Term Awards granted to any Participant attributable to any single calendar year (including, without limitation, as a portion of the applicable Long-Term Award Performance Period) exceed $10 million. The Committee may, in its sole discretion, decrease the amount of a Long-Term Award payable upon attainment of specified Performance Factors, but in no event may the Committee increase the amount of a Long-Term Award payable upon attainment of specified Performance Factors to a Covered Employee in respect of any Long-Term Award Performance Period for which the Plan is intended to satisfy the requirements of Section 162(m).
(c)	Time and Form of Payment of Long-Term Awards - In General. Except as may otherwise be provided or permissible to satisfy the requirements of the Code or other applicable laws, all payments in respect of Long-Term Awards for a Long-Term Award Performance Period shall be made, in cash, by the 15th day of the third month following the end of the Long-Term Award Performance Period or in partial payments at such other times or intervals as the Committee may determine.
(d)	Payment of Long-Term Awards to Covered Employees. In addition to the provisions set forth in subsection 6(c) above, in the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Factors has been certified by the Committee.
(e)	Payment of Long-Term Awards to Actively Employed Employees. Unless otherwise provided by the Committee, and except as provided in the following sentence or under Section 6(i), a Participant must be actively employed by the Company as of the date(s) of payment of a Long-Term Award in order to be eligible to receive payment(s) in respect of such Long-Term Award. In the event of a Long Term Award made in partial payments as provided in paragraph 6(c) above, a Participant who ceases to be actively employed after receipt of a partial payment shall forfeit any partial payments which would otherwise be made after he or she ceases to be actively employed. With respect to any Participant whose employment is terminated at any time prior to the expiration of a Long-Term Award Performance Period or thereafter but prior to the date of payment (if any) for such Long-Term Award Performance Period as a result of death, Disability, Retirement, or by the Company for a reason other than that which would disqualify such Participant from eligibility to receive separation pay under the Revlon Executive Severance Pay Plan as in effect on the date of this Plan, the Committee may (but has no obligation to), in its sole discretion, determine to provide such Participant payment under his or her Long-Term Award for such Long-Term Award Performance Period at the time payments are made to other Participants in respect of such Long-Term Award Performance Period (which payment(s) may be prorated, if the Committee so provides, based on the number of days such Participant was employed during such Long-Term Award Performance Period, or as the Committee otherwise determines is appropriate).
(f)	Payment of Long-Term Awards to Transferred Employees; Change of Assignment. If a Participant has a change of assignment or transfer during a Long-Term Award Performance Period, the Committee may, in its sole discretion, determine that such Participant's Long-Term Award be calculated for each position on a pro-rated basis. Similarly, the Committee may, in its sole discretion, determine that an Eligible Employee who is newly hired or who becomes eligible to join this Plan after the start of the Long-Term Award Performance Period, shall be eligible for a pro-rated Long-Term Award based on the percentage of the Long-Term Award Performance Period actually worked while a Participant.

(g)	Payment of Long-Term Awards - Leaves of Absence. If a Participant takes an approved leave of absence of more than three months during all or part of a Long-Term Award Performance Period, the Committee may, in its sole discretion, determine that such Participant shall be eligible for a pro-rated Long-Term Award based on the percentage of the Long-Term Award Performance Period that such Participant was actively employed.
(h)	Code Section 409A. Notwithstanding any provision of this Section 6 to the contrary, it is intended that any agreement under which any Participant has been afforded a discretionary benefit under Section 6(e), above, shall satisfy or be exempt from the requirements of Code Section 409A, including, but not limited to, the granting of each such award in writing and the inclusion of the specifics of the requirements for vesting and the timing and the form of payment, as well as restrictions on payment, if any, to "specified employees," as such term is defined under Code Section 409A, and requirements, if any, for "separation from service," as such term is defined under Code Section 409A. For purposes of Code Section 409A, each such agreement shall be treated as a separate plan and each of a series of payments under each such agreement shall be treated as a separate payment.
(i)	Change in Control.
(1)	Change in Control, Generally.
(A) Pro Rated Payments if Change in Control Occurring During a Performance Period. Upon a Change in Control during a Performance Period, Long-Term Awards related to such Performance Period shall be paid at target on a prorated basis (based on the number of days elapsed during the Long-Term Award Performance Period) within 60 days following such Change in Control.
(B) Payments if Change in Control After a Performance Period. Upon a Change in Control after a Performance Period as to which the respective Performance Factors had been achieved, but before the payment of the Long-Term Awards for such period, such Long-Term Awards shall be paid within 60 days following such Change in Control.
(2)	Successor Benefits upon Change in Control. If, in connection with a Change in Control, a Successor Entity assumes the Plan, does not terminate the Plan or provides Participants with comparable benefits as those provided by this Plan, then the provisions of Section 6(i)(1) above shall not apply.
(3)	Discretionary Benefits Not Affected. Notwithstanding the foregoing, any Participant whose employment with the Company has terminated and who has been afforded a discretionary benefit under Section 6(e) above shall not receive any further benefit upon a Change in Control under this Section 6(i).
(4)	Certain Defined Terms. For purposes of this Section 6(i), the following defined terms shall have the meanings ascribed thereto, below:
"Change in Control" means the occurrence of any of the following events:
(i) any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Revlon, Inc.; provided, that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Revlon, Inc. (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Revlon, Inc. (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Revlon, Inc. was approved by a vote of 66-2/3% of the directors of Revlon, Inc. then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Revlon, Inc. then in office; or
(iii) the shareholders of Revlon, Inc. approve a plan of complete liquidation or dissolution of Revlon, Inc. or there is consummated an agreement for the sale or disposition by Revlon, Inc. of all or substantially all of Revlon, Inc.'s assets to an entity in which any Person, other than one or more Permitted Holders, is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have "beneficial ownership" of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity's Voting Stock, and the Permitted Holders "beneficially own" (as so defined) directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity
Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Revlon, Inc. immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of Revlon, Inc. immediately following such transaction or series of transactions.
For purposes of this definition of "Change in Control," the following terms shall have the meanings ascribed thereto below:
"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.
"Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.
"Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Revlon, Inc. or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Revlon, Inc. or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Revlon, Inc. in substantially the same proportions as their ownership of stock of Revlon, Inc.
"Preferred Stock," as applied to the Capital Stock of Revlon, Inc., means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of Revlon, Inc., over shares of Capital Stock of any other class of Revlon, Inc.
"Revlon, Inc." means Revlon, Inc. together with its subsidiaries, including, without limitation, the Company.
"Voting Stock" means all classes of Capital Stock of Revlon, Inc. then outstanding and normally entitled to vote in the election of Directors.
"Successor Entity" means the entity which succeeds to the Company's business, operations or material assets in connection with a Change in Control, whether by operation of law, merger or consolidation, asset sale, re-organization or otherwise.

Section 7.   General Provisions
(a)	Compliance with Legal Requirements. This Plan and the granting and payment of Awards and the other obligations of the Company under this Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. No payment under any Award granted hereunder shall be made in the event it would trigger a breach or default under, or otherwise be restricted by, any of the Company's governing debt instruments, and Participants shall have no claim in respect to any such Award or portion thereof in such circumstances.
(b)	Nontransferability. Awards shall not be transferable by a Participant, except upon a Participant's death following the end of a Performance Period but prior to the date payment(s) is (are) made, in which case the Award shall be transferable in accordance with any beneficiary designation made by the Participant in accordance with Section 7(i) or, in the absence thereof, by will or the laws of descent and distribution. No Participant's rights under the Plan may be assigned, attached, pledged or alienated by operation of law or otherwise.
(c)	No Right To Continued Employment. Nothing in this Plan or in any Award granted pursuant to this Plan shall confer upon any Participant the right to continue in the Company's employ or to be entitled to any remuneration or benefits not set forth in this Plan, or to interfere with or limit in any way whatever rights the Company may otherwise have to terminate such Participant's employment or change such Participant's remuneration or otherwise establish the terms and conditions of such Participant's employment.
(d)	Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.
(e)	Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate this Plan, in whole or in part, for any or no reason, without advance notice to any Participant, provided, however, that if stockholder approval for any such amendment would be required in order for the Plan to remain compliant with Section 162(m), and such stockholder approval is not obtained, then the failure to obtain such stockholder approval shall not render the Plan or the subject amendment ineffective; rather, the Plan shall continue in full force and effect, as amended, without regard to Section 162(m) as to such amended terms. Notwithstanding the foregoing, no amendment shall adversely affect any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates, provided, however, that the exercise of the Committee's discretion pursuant to Section 5(b) and Section 6(b) of this Plan to increase or decrease the amount of an Award shall not be deemed an amendment of this Plan.
(f)	Participant Rights. No Participant shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment for Participants.
(g)	Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.
(h)	Governing Law. This Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
(i)	Beneficiary. A Participant may file a written designation of a beneficiary with the Committee (on a form as may be prescribed by the Committee), solely to specify that an Award to such Participant may be transferable upon such Participant's death following the end of a Performance Period but prior to the date payment is made pursuant to this Plan. A Participant may, from time to time, amend or revoke any such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant's beneficiary pursuant to Section 7(b) of this Plan, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

(j)	Interpretation. This Plan is designed and intended to be exempt from, or, to the extent applicable, comply with Section162(m) and Section 409A, and all provisions of this Plan shall be construed in a manner to so comply.
(k)	-Effective Date. This Plan was originally effective as of January 1, 2010 and, for purposes of the Company's compliance with Section 162(m), approved by the Company's stockholders at the Company's annual stockholders meeting held in 2010. This Plan was restated as of March 11, 2015 and, for purposes of the Company's compliance with Section 162(m), approved by the Company's stockholders at the Company's annual stockholders meeting held in 2015. This Plan was amended and restated as of March 24, 2016, provided, however, that, for purposes of the Company's continuing compliance with Section 162(m), this Plan is subject to approval by the Company's stockholders at the Company's annual stockholders meeting to be held in 2016 (or any adjournment thereof), or as otherwise permitted under the Delaware General Corporation Law.